Exhibit 99.1

Hill-Rom Appoints Mark Guinan as Chief Financial Officer

BATESVILLE, Ind., November 1, 2010 – Hill-Rom (NYSE: HRC) today announced the appointment of Mark Guinan as Senior Vice President and Chief Financial Officer. Guinan is currently Chief Procurement Officer for Johnson & Johnson, and will officially join Hill-Rom on December 13, 2010.

During his career with Johnson & Johnson, Guinan held a number of senior financial positions, including Vice President- Finance, Global Pharmaceutical Group, Vice President- Finance, Global R&D and Business Operations and several positions in their Ethicon Endo-Surgery business.  Prior to Johnson & Johnson, Guinan held positions of increasing responsibility with Proctor & Gamble. Guinan has an undergraduate degree from the University of Notre Dame and an MBA from the Olin Graduate School of Management at Washington University.

"I am delighted to have someone with Mark’s impressive credentials and established capabilities joining our team," said John Greisch, Hill-Rom's President and CEO. "We expect that, under his leadership, Hill-Rom will continue to deliver great operating results and increasing shareholder value in the future."

Guinan succeeds Greg Miller, who has been Hill-Rom’s CFO since 2005.  “All of us at Hill-Rom thank Greg for his years of service and wish him well in his future endeavors,” said Mr. Greisch.

ABOUT HILL-ROM HOLDINGS, INC.
Hill-Rom is a leading worldwide manufacturer and provider of medical technologies and related services for the health care industry, including patient support systems, safe mobility and handling solutions, non-invasive therapeutic products for a variety of acute and chronic medical conditions, medical equipment rentals and information technology solutions. Hill-Rom's comprehensive product and service offerings are used by health care providers across the health care continuum and around the world in hospitals, extended care facilities and home care settings to enhance the safety and quality of patient care.

Hill-Rom...enhancing outcomes for patients and their caregivers.

www.hill-rom.com

HILL-ROM CONTACT INFORMATION

Media
Lauren Green-Caldwell,
Director, Corporate Communications & Public Relations
P: 812-934-8692
E: lauren.green-caldwell@hill-rom.com

Investor Relations:
Blair A. (Andy) Rieth, Jr.
Vice President, Investor Relations
P: 812-931-2199
E: andy.rieth@hill-rom.com